Exhibit 21

                       Subsidiaries of CyPost Corporation
                               (All Wholly-Owned)

Name                                             Jurisdiction of Incorporation
----                                             -----------------------------
ePost Innovations, Inc.........................  British Columbia, Canada

CyPost USA, Inc................................  Delaware

Hermes Net Solutions, Inc......................  British Columbia, Canada

NetRover Inc...................................  Ontario, Canada

NetRover Office Inc............................  Ontario, Canada

Playa Corporation..............................  Japan

Communication Exchange Management Inc..........  British Columbia, Canada

Intouch Internet Inc...........................  British Columbia, Canada